Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Savings Bank Appoints Chief Operating Officer

Annapolis, MD (June 19, 2014) - Severn Bancorp, Inc., (NASDAQ: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced the appointment of James M. Anthony as Executive Vice President along with his appointment as Chief Operating Officer of Severn.  Mr. Anthony joins Severn from Chesapeake Bancorp and Chesapeake Bank & Trust Company in Chestertown, Maryland where he served as Chief Executive Officer, President and Director.

Mr. Anthony has over fifteen years of experience in the financial services industry, the last ten of which he spent running one of the best community banks in the country, as ranked by American Banker magazine.  He has served in key bank management positions including Senior Lending Officer, Head of Investment Services, and Chief Information Officer. Prior to his position at Chesapeake Bank & Trust, Mr. Anthony was a consultant with McKinsey & Company and PricewaterhouseCoopers where he developed and executed strategic initiatives for clients seeking to maximize their effectiveness in sales, market development, information technology, and operational efficiency.  Prior to that, he served as the Manager of Engineering Services for Annapolis-based Mid-Atlantic Technical Services.   His role at Severn will be to oversee management of operations, and he will join the Bank in early August.

Commenting on the appointment, Alan J. Hyatt, President and Chief Executive Officer said, “We are pleased to have someone with James’s considerable experience and knowledge joining our team as our Chief Operating Officer.  He brings a combination of a solid financial services background and understanding along with an innovative approach to taking Severn to the next level as we continue to evolve to meet customers’ needs. He will be instrumental in our growth and solidifying Severn’s position as the premier community bank in the region.”

Mr. Anthony remarked, “It is a great honor to contribute to Severn Savings Bank’s future success. Severn is an institution which understands that highly personalized service and technological conveniences go hand-in-hand. Severn is a very well-capitalized bank with strong ties to our community and tremendous opportunities to deepen its relationships with retail and commercial customers. I look forward to working with Severn’s talented management team to make the most of those opportunities.”

An Annapolis native, Mr. Anthony holds an MBA from the University of Chicago and two degrees from the University of Maryland: a master’s degree in systems engineering and a bachelor’s degree in mechanical engineering. He is also a graduate of ABA Stonier Graduate School of Banking at Georgetown University.

Mr. Anthony currently serves on the Maryland Bankers Association Government Relations Council and is a member of the board of directors of the Atlantic Community Bankers Bank. He is also very active in the non-profit community, having served on the boards of Kent School, Mount Harmon Plantation, The Eastern Shore Land Conservancy, and The Kent County Community Food Pantry.

About Severn Savings Bank

Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $800 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

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